Exhibit 99.1

Event Name: [ CLIR ] - ClearSign Technologies Third Quarter 2022 Conference Call

Event Date: Thursday, December 1, 2022, 5:00 PM Eastern Time

Officers and Speakers

Matthew Selinger; Firm IR Group

Brent Hinds; VP of Finance

Jim Deller; President and Chief Executive Officer

Analysts

Sameer Joshi; H.C. Wainwright

Jeff Feinglass; Private Investor

Presentation

Operator: Hello and welcome to the ClearSign Technologies Third Quarter 2022 Conference Call.

[Operator Instructions]

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation Third Quarter 2022 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2021 Annual Report on Form 10-K. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brent Hinds, ClearSign's Vice President of Finance and Controller. So at this point, I would like to turn the call over to Brent Hinds. Please go ahead, Brent.

Brent Hinds: Thank you, Matthew, and thanks to everyone joining us today. Before I begin, I would like to note that our financial results on Form 10-Q were filed with the SEC on November 14.

And with that, I would like to give an overview of the financials for the third quarter 2022. The company recognized $324,000 in revenues during the three months ended September 30, 2022, as compared to revenues of $190,000 for the same time period in 2021.

During the three months ended September 30, 2022, we invested $3.9 million of cash into short-term U.S. treasuries to improve the overall effective interest income as compared to our money market account. If you add our cash and short-term investment balances together, the net result would amount to approximately $9.8 million.

Our net cash used in operations for the quarter ended September 30, 2022, was approximately $0.9 million, compared to approximately $1.9 million for the same time period in 2021. This favorable variance of $1 million was driven in large part by cash receipts from customer collections of approximately $440,000.

The $1-million decrease in net loss during the three months ended September 30, 2022, is primarily attributable to decreased R&D expenses. If you recall from prior investor calls, during the same period in 2021, we incurred R&D expenses to demonstrate our boiler burners in both California and China. For the nine months ended September 30, 2022, our net loss decreased $2.2 million as compared to the same time period in 2021. As noted earlier, the decrease in net loss is primarily attributable to decreased R&D cost coupled with an increase in our gross profit.

There were 38,019,951 shares of our common stock issued and outstanding as of September 30, 2022.

We have confidence in our financial position, and with our quarter-ending balances, we have sufficient working capital available to cover us through to 2024, and that is without revenue from any other sources.

And with that, I would like to turn our call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. I'd like to thank everyone on the call today for your time and interest in ClearSign.

During this call, I will go through developments and progress in our major business segments, starting with our process burner business, then on to boiler burners, and then touch on our progress in China. We have significant developments in two of our previously announced projects. We also have updates related to our markets and sales channels, which I will mention as we cover the related product lines.

Starting with process burners. We have progress to report regarding our previously announced projects for the California refinery and the government-sponsored project to provide a commercial 5-ppm-NOx, 100%-hydrogen-capable burner. The Midwest de-bottlenecking project is still alive, but we do not have any significant updates since our last call. Both the 20-burner California refiner heater retrofit and the hydrogen burner project have progressed to the burner testing and demonstration phase.

On both of these projects, we are working with our partner Zeeco and scheduling this work in conjunction with Zeeco's other commercial testing needs. These tests are expected to be completed in succession with the commercial California burners being addressed first due to both the availability of the testing resources and, more importantly, because this is a commercial supply project, especially since the burners are scheduled for installation in the customer's refinery turnaround planned for Q2 of 2023.

We have discussed this 20-burner California refinery retrofit project on prior calls, mentioning that the project timeline has been compressed, and we were notified that the fabrication and delivery schedule had been moved up. For those who did not see the press release yesterday, we have also just received the concluding purchase order for the final manufacture and delivery of the burners to complete this 20-burner order.

On our last conference call, we had just received the purchase order for four burners, testing and longer-lead items. This was the second purchase order of this project following the initial order for our engineering of these burners and the computational fluid dynamic modeling the burner's operating in the destination heaters. The four burners required for full-scale testing and demonstration have now been fabricated, with the first burner installed in the test furnace to facilitate the optimization process. We have already progressed to the point that just before Thanksgiving, a preliminary observation of the burners operating in the test furnace was conducted by two of our clients [indiscernible] equipment experts. This observation went very well and was positively received by our client. This preparation is ongoing, and the formal witnessed demonstration is expected to be completed in the coming weeks.

When testing is completed successfully, we will receive additional cash for the second phase of this project, which will bolster our cash position. Also, and I would argue more importantly, the successful completion of this performance demonstration will permit the progression to the manufacturing phase of this project, which will include the majority of the revenue associated with this supply and the delivery of the burners to the job site in California for installation next year.

It might be helpful to reiterate the timing of the different phases of most burner project orders, since what we are seeing with this 20-burner project is typical both in the timing of the project itself as well as the cash and revenue timing. The initial phase is one that we don't announce, since it entails our response to a particular issue a client is trying to solve. We respond to such requests for quotes, or RFQs, with our solution and proposal, including price for the work as outlined. We have a number of these RFQ responses out and we believe that, as I will note further below, both the number of requests for proposals and the acceptance rates will increase when we have demonstrated success with the 20-burner project.

But back to the timing: Once accepted as the burner supplier, we then work with the client to book a purchase order, or PO, that will specify and pay us for the engineering work to customize our burners for the particular needs and nuances of the target heater. Once the engineering work is completed, a second PO is codified, or if included in the original purchase order, the second phase is released to carry out testing of one or more of the burners in a test facility. Once testing progress is satisfied, the final and largest purchase order drops, or is released, encompassing the manufacture and delivery of the ClearSign Core burners we are supplying.

Revenue recognition rules are a bit complicated, but suffice it to say that we normally sufficient cash to finance the construction of the burners, although we won't book the majority of the revenue until we meet our contractual performance obligations.

Using our California refinery project as an example, cash on the initial engineering phase made up a significant part of the over $400,000 of cash received in the past quarter. The follow-up purchase order announced September 1 is expected to be completed this year, resulting in payments likely in the first quarter 2023, and a follow-up order for the fabrication and supply of the burners is the order we announced yesterday, and is expected to result in cash being received as we complete our contractual milestones.

In the future, when we have multiple projects in various stages of engineering, testing, fabrication or installation, our cash and revenue recognition will start to smooth out, but until then, investors need to understand the timing of those various stages. To reiterate, this staged timing is not unique to ClearSign. It is standard for all process burner suppliers.

Getting back to the California refinery retrofit, to illustrate the importance of this project to ClearSign, Steve Sock, our Vice President of Business Development, and I attended the recent American Petroleum Institute's Fall Refining and Equipment Standards meeting in early November. This is the most significant gathering of what are known as subject matter experts from refining companies and manufacturers and the engineering companies that support them.

As we have mentioned before, ClearSign Core burners are definitely of great interest to these companies, and from our meetings at this conference and other ongoing interactions, it is clear that our California project is being closely watched. We operate in a very conservative industry and the value of installed and operating equipment that is performing well cannot be overstated. From conversations with our current client staff, this is also true for future prospective projects in this client's same and other refineries.

As an aside, while at the API conference, we did get confirmation that our European installation continues to perform well, and that refiner, like others, is very interested in our progress with our California refinery project.

The other project which is heading into testing is the Ultra-Low-NOx hydrogen burner project. As announced back in May, we were the only company to be awarded a $250,000 government grant through the Small Business Innovation Research, or SBIR, program with the Department of Energy. As noted, this is a six-month project starting from the end of June. Upon completion of the Phase 1 work, we will be able to submit a follow-up proposal to continue the development work with a Phase 2 grant. Phase 2 grant funding can be up to $1.6 million for a two-year duration. We have been able to complete initial proof-of-concept runs with our technology, demonstrating our ability to run successfully with fuel comprised of 100% hydrogen. The remaining work is programmed to demonstrate sub-5-ppm NOx over typical operating range of a refinery burner. The test burner and other components required for the first planned phase of the testing are manufactured and ready to go as soon as the test furnace, ancillary equipment and personnel resources required to run the test are available.

It might be helpful to again reiterate that while hydrogen is considered by many to be a clean fuel, when burned in most industrial settings, the high temperature of a hydrogen flame creates exponentially more thermal NOx than that created by a natural-gas-fired flame. In other words, while the burning of hydrogen eliminates carbon emissions, without solutions that ClearSign can hopefully supply, this carbon reduction is offset by a dramatic increase in NOx emissions, a known source of ground-level ozone, smog and resulting health problems.

Concluding for process burners and speaking more generally, we have put out multiple proposals for various projects and do foresee an increased project order flow gaining traction in 2023, particularly following the startup of the California project.

Now moving on to boiler burners. Our boiler burner business has been an area of frustration for us in terms of the speed of order flow given that we have burner performance validated by third-party source tests that meet the stringent California NOx requirements. From what we have seen and heard, one element of this order inertia is that while there are emission reduction targets in place that play to ClearSign Core strengths, regulatory authorities key to this product line allow the payment of fees as an alternative to reducing NOx emissions. At present, the scale of these fees do not seem to provide the leverage that we would have expected for a more rapid adoption. That being said, we do believe that this will be a meaningful segment for our business and that there will be larger-scale adoption of our technology.

As mentioned on our last call, the process of applying for and obtaining permits is extensive and includes a period for public comment. The good news is that when permits applied for have been approved, they are made public, so we can see progress even before funding and purchase orders are issued. One example was posted just before Thanksgiving, listing Rogue Combustion, the subsidiary of our partner California Boiler set up specifically to market and deliver our boiler burner technology, and with the permits specifically citing ClearSign Core technology as the designated equipment. Some of you may have seen a copy of this permit application posted by Rogue on its LinkedIn page. Based on this particular example and other ongoing sales dialogues, we believe initial orders are on the horizon.

In addition to burner sales, our rental strategy is also moving forward with some deployment anticipated in the near future. It is important for us as all rental units deployed give customers hands-on experience of using our technology and in general provide a greater quantity of reference installations that we can refer prospective clients to for validation of the capabilities of our burners. For our customers, rental boilers are an important resource in cases where additional steam or hot water is needed on a temporary, or at least non-permanent, basis, as some deployments can run continuously for many months and even years. This can be as a result of other equipment needing to be shut down for repair or to bridge a gap in our customers' needs as they, for example, implement a production increase or rework their existing infrastructure. They can also be deployed at short notice when permanent modifications or increased boiler capacity are delayed by equipment lead times and the permitting process.

Before discussing China, this is an opportune time to share some insight into other market territories that we have not discussed previously. I would also preface this by saying that this is from conversations with prospective customers and inference from the inquiries that we have been addressing, and not from any formal documentation or communication from regional government authorities.

That being said, we are encouraged by indications that regions of Canada, and particularly Alberta, are at least considering a 5-ppm-NOx requirement for some fired equipment, which aligns with our products. We have also started to see the same from customers in Texas for new equipment, which, if codified in the new clean air regulations, will be very good news for ClearSign.

The opposition to lowering emissions regulations is in part an argument by industry that meeting such obligations is prohibitively expensive. The primary value of ClearSign technology is that we provide a means to meeting this need for a very reasonable cost. Our challenge is that we are relatively new in terms of having a commercially ready technology and we currently have only a limited list of installed and operating equipment on our all-important reference list. And as a result, the argument that 5-ppm-NOx solutions are prohibitively expensive gains more traction than it should. For this purpose, we make a point of promoting our capabilities also to the air district regulators.

For any personnel from air regulatory bodies on this call, thank you for your time and attention, and please reach out to us. We will be very happy to show what ClearSign Technologies can do to lower NOx emissions and the routine process by which our technology is procured, installed and operated.

While discussing new NOx regulations, I'll also switch focus to China. Our President of ClearSign Asia, Manny Menendez, is now in China and through the mandatory COVID quarantine period. His first stop was with Shuang Liang to bolster our ongoing business development plans with them, which include the certification of our 500-horsepower firetube boiler burner and developing sales outreach into the region of Shenzhen, just inland from Hong Kong on the southern coast of China, with a population in the region of 15 million.

The Shenzhen Administration of Ecology and Environment has recently announced a requirement for all gas-fired boilers to meet 9-ppm NOx for existing boilers and 7.5 ppm for all new boilers. This is good news for us, particularly because the majority of the boilers in this region are of the firetube type, and we already have the 125-horsepower burner of this range certified for sale in China and expect to progress through the other sizes with Shuang Liang using utilities and structures available at their site. We will also continue to development our relationship with the Beijing District Heating Group and have plans to install our larger watertube boiler burners there.

Looking forward into 2023, clearly, our primary immediate focus is on securing the purchase orders we have been anticipating for the last few months but have been delayed by permitting, internal approvals, project schedules, et cetera, and technically getting the California process burner project completed, installed and operating to provide a significant reference for ClearSign in the refining industry. We do anticipate that this installation will accelerate sales both from that same company and others who are closely watching this project.

We will need to build on our boiler burner installations both in California and also other regions that are showing demand for the NOx reduction technology we provide. This includes both new boiler sales, retrofit burner sales and the deployment through rental boiler units. With these successes accomplished, we will be heavily promoting our technology and bolstered reference list to drive sales and engagement from new customers who are currently waiting to not be first, and also engage new channel partners and increase our traction with engineering companies and air regulators to ensure the deployment of ClearSign technology and the benefit we provide is utilized to the maximum extent possible.

I continue to be delighted by the way the ClearSign team is pulling together. I do want to recognize and give special thanks at this time to our engineering team and the testing team at Zeeco as we push through the meticulous work of optimizing our burners for the California refinery and continue to communicate and demonstrate these burners to our customer. The formal demonstration of this project in the Zeeco test facility is scheduled to be complete in the next few weeks. The success will be a great milestone for ClearSign and the industry.

With that, I would like to open up the call for questions. Please, operator?

Questions & Answers

Operator: [Operator Instructions]

Today's first question comes from Sameer Joshi with H.C. Wainwright.

Sameer Joshi: Congratulations on the order. Just a clarification, or maybe more elaboration, on the timeline: Is the turnaround at this facility scheduled for 2Q, and will you be ready with all 20 burners to be installed before that, in terms of having the 20 ready to go?

Jim Deller: Hi, Sameer, good afternoon. Thank you for your question. The -- and you are correct, and I think we've mentioned earlier, the schedule for the California refinery project is that the burners are expected to be installed in the turnaround on that site, and that turnaround is currently scheduled for late Q2 next year. A warning for you: These things can change, but that is what we believe and have been told, and yes, we absolutely will have or plan to have the burners out there on site, ready to be installed into that furnace prior to the start of that turnaround. That is absolutely our goal.

Sameer Joshi: Understood. And then will you remind us as to the size of this project as related to other projects? For example, this one has 20 burners; are the other opportunities we are looking at also similarly sized, or bigger or smaller?

Jim Deller: Yes, I can, certainly. It helps, I think, to focus on this California project in whole. If you, and I guess for everyone, if you recall, this has actually been comprised of three purchase orders that we've received over the past year. The first was for the initial phase, the engineering and some computer fluid dynamic modeling. The second then progressed into burner testing. We had to fabricate four burners for that testing. And then this final phase, the purchase order we received yesterday for the fabrication and supply of the 20 burners.

To put our arms around the size and value of the order, and really just to help everyone build up and to track the value of our other orders, I'll give some guidance. It will be in line to what we've given before. A reasonable estimation of about $100,000 a burner is appropriate. You can add some controls equipment to those burners in the range of $10,000 to $15,000 per burner. The engineering phase will be in the region of $200,000, $250,000, somewhere in that range. And then depending on the complexity of testing, that's going to be in the region of $200,000, $250,000, somewhere in that range. So you can build up to get a magnitude of that order. And then as you look at the other orders we have received in the past, and using those numbers for future orders, you'll be able to gauge how important they are to ClearSign.

Sameer Joshi: Yes, yes. No, certainly. I was just wondering if the other parties that are also interested or on the fence, will they be similarly sized in terms of, say, 20 burners, or would they be 40 burners, or, like -- in that --

Jim Deller: Yes, Sameer, we have put out a lot of proposals and have and continue to talk to most -- at least most, if not all of the major refineries, certainly, in the United States. We've talked about projects ranging from single burners and three burners in a heater up to projects with multiple heaters with 20-plus burners to heaters -- to those heaters, so they really cover the gamut. To -- I think to -- just for everyone's expectations, I think the -- a really -- a typical large project is likely going to be in the -- maybe bigger than the California project, but probably in the 20- to 40-burner range, I think will be the larger end of what -- of normal, and certainly ranging down to smaller heaters, which, incidentally, we really are chasing because they're more likely to be good first installations for us, or more readily available, which would be the smallest, or three-burner, four-burner and even the single-burner heaters, but that's a typical range of the type of refinery heaters that our burners are extremely well suited for.

Sameer Joshi: Understood. Thanks for that color. And you mentioned several times on this call that there are several other parties that are looking at this, and including some of the interaction that you had at the API meeting in -- earlier this month, or earlier in November. What does the -- like, what is the stage of their involvement with you? Have they issued RFQs, and have you responded to those? Or are they waiting for the California project to come through and then they will be going through the RFQ process?

Jim Deller: It's a mix. We talked to -- I believe we talked to all of the -- I think, all the refineries in the U.S., certainly the very vast majority, and the global majors. Their engagement with us ranges to the refinement, how's the European supermajor installation, so they're actually running one of our burners and continue to be very interested; they also have California refineries. We have other refiners that have given us RFQs to quote, although they're not ready to move, but they are looking at us very seriously. And then there are others who are interested in the technology, they meet with us often, we've met with their engineering teams, but they are waiting to get comfortable with the technology before they start to present specific heaters to us for quote.

Sameer Joshi: Okay. I think there was some technical difficulty on my side, so I will follow up on this separately, but just one last question. For the enclosed oxidizer, I think the press release said it was sold. Does that mean that you have a purchase order and are working on the -- delivering it, or has it already been delivered?

Jim Deller: That project is -- the order has been received and the equipment has been shipped to our client. So that order is complete.

Operator: The next question comes from Jeff Feinglass, a private investor.

Jeff Feinglass: I just want to try to put a little meat to some of the numbers you were throwing around there. I mean, if I sort of back of the envelope, this 20-burner order, sort of north of $2.5 million, is that fair to say, in revenue?

Jim Deller: Yes, so we can -- yes, following those guidelines, Jeff, you're in -- yeah, you've got the math about right there.

Jeff Feinglass: Okay. And that's -- and just to make sure I'm clear, that 20-burner order was just for one heating unit itself? It's not for an entire facility, say?

Jim Deller: It's a single order. The burners are actually going into -- it's two heaters that are in one unit of the refinery, but they are a very small part of the refinery in total.

Jeff Feinglass: Okay. And then I may have missed it, but I mean, I think you said that this is a pretty typical size order, even though you may be focusing on smaller for -- that you guys would be seeing from facilities of this size.

Jim Deller: Yes. They -- from my background as well, of course, just prior to ClearSign, I spent 20 years working with Honeywell selling burners into the process industry. A 20-burner process order is pretty close to the middle of the bell curve in terms of order size.

Operator: [Operator Instructions]

Seeing no further questions, this concludes our question-and-answer session. I would like to turn the conference back over to CEO Jim Deller for any closing remarks.

Jim Deller: Well, thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.